Exhibit 10.31

UAMS BIOVENTURES

LEASE AGREEMENT

This agreement of Lease made and entered into by and between the Board of Trustees of the University of Arkansas acting for and on behalf of the University of Arkansas for Medical Sciences (hereinafter referred to as “UNIVERSITY”) and Signal Genetics, Inc., a corporation organized and existing under the laws of the State of Delaware ( hereinafter referred to as “CLIENT”).

WITNESSETH:

WHEREAS, the UNIVERSITY has lease authority over certain property in Little Rock, Arkansas known as UAMS Arkansas BioVentures Building (hereinafter referred to as the “BioVentures Building”); and

WHEREAS, the UNIVERSITY has a program called UAMS BIOVENTURES which supports the development and growth of entrepreneurial, science and technology-based firms, by providing limited space, technical assistance, access to UNIVERSITY laboratories and equipment, and certain administrative and maintenance services; and

WHEREAS, CLIENT is engaged in genetic testing services; and

WHEREAS, the CLIENT will acquire limited access to laboratory, library, meeting rooms, and research facilities and resources located at the UNIVERSITY; and

WHEREAS, the business and proposed operation of CLIENT would be enhanced by the facilities at the UNIVERSITY and the projects to be conducted by CLIENT offer the prospect of potential economic development for the State of Arkansas;

NOW, THEREFORE, for and in consideration of the covenants and agreements hereinafter set forth, the parties do hereby agree as follows:

1. PREMISES

The UNIVERSITY hereby leases unto CLIENT the following described premises, identified as the Entergy Life Sciences Laboratory Rooms G09, G11, G13, G15, G17, G19, G21, G23, G25, G27, and G29 located on the ground floor and the Office Rooms 140, 142, and 144 and Labs 143 and 145 located on the first floor of the BioVentures Building. The premises shall be furnished with equipment (Appendix A) to be used by the CLIENT during the course of this lease. Use of the premises, equipment, and equipment maintenance shall be with the approval of and in compliance with the requirements set by the UNIVERSITY’s Research Support Center, Quality Assurance Unit. The CLIENT also has use of Room G12 (data closet) located on the ground floor for storage of CLIENT’s IT equipment.

2. TERM

The Term of this lease shall be for a period of twelve months beginning on April 1, 2016 and ending on March 31, 2017. Upon expiration of this term, this lease may be renewed for a successive renewal term of one year pending annual reassessment. During this term and any renewal term, CLIENT, upon ninety (90) days written notice, may terminate this LEASE. UNIVERSITY may terminate this Lease during this term and any renewal term pursuant to the provisions of Sections 11, 12, 13, and 19.

3. RENTAL

As rental for the said premises, CLIENT shall pay to UNIVERSITY an annual rental of eighty-one thousand dollars ($81,000.00) at a rate of six thousand seven hundred fifty dollars ($6,750.00) per calendar month. Rental payment is due on the first day of each month. There will be a late charge of 10% of the total amount due each month if rent is not paid by the fifth (5th) business day of the month.

4. UTILITIES

UNIVERSITY shall be responsible for the payment of all charges for water, electricity and gas consumed on the premises. In the event of a substantial increase in the cost of utilities with respect to the premises occasioned by the nature of CLIENT's use of the premises, CLIENT will reimburse UNIVERSITY for the cost of such utilities reasonably attributed to the premises over and above the cost based on current existing rates. A substantial increase in utilities would be an amount in excess of Two Dollars ($2.00) per square foot per year. UNIVERSITY is responsible for documentation and metering that the actual rate is above the Two Dollar ($2.00) figure.

5. TAXES

The premises are part of a facility used for educational purposes by the UNIVERSITY of Arkansas for Medical Sciences and are exempt from ad valorem taxes and assessments. In the event ad valorem taxes are assessed against the UNIVERSITY by virtue of or arising out of CLIENT's use of the premises, CLIENT shall reimburse UNIVERSITY for any taxes thus paid by UNIVERSITY. UNIVERSITY will make reasonable efforts to contest any taxes which might be so assessed. CLIENT shall be responsible for all taxes attributable to the property of CLIENT on the premises and for all license, privilege and occupation taxes levied, assessed or charged against CLIENT on account of the operation of the business from these premises. If UNIVERSITY or CLIENT determines that a probability exists that ad valorem taxes will be assessed against the UNIVERSITY then CLIENT may terminate tenancy at any time provided termination will prevent the assessment of taxes.

6. HAZARDOUS MATERIAL USE AND DISPOSAL

The CLIENT shall request from the UNIVERSITY, in writing, approval to use or store any form of hazardous material on the premises. The request shall be submitted no later than thirty (30) days prior to the hazardous material being placed on the premises and will be approved subject to review by the UNIVERSITY’s Department of Occupational Health and Safety. The CLIENT shall abide by all federal, state, and local laws and regulations, including UNIVERSITY policies and procedures, in the handling, use and storage of hazardous materials. The CLIENT will pay for all costs related to the storage and disposal of CLIENT’s hazardous materials. The disposal of CLIENT’s hazardous wastes shall be handled in accordance with directions from the UNIVERSITY’s Department of Occupational Health and Safety.

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7. REPAIRS

UNIVERSITY agrees that it will keep and maintain the exterior of the building of the premises, including the roof, walls and exterior plumbing in good condition and repair, and agrees that if the roof or any part of the exterior walls or exterior plumbing of said building shall become defective or damaged at any time during the term thereof, upon notice from the CLIENT, UNIVERSITY will cause repairs to be made and restore the defective portions to good position. UNIVERSITY will be responsible for the maintenance and normal operating conditions of all heating, electrical and air conditioning equipment and interior plumbing on the premises. CLIENT shall at his own cost and expense maintain and keep the interior of the premises in as good repair as when the premises were received, ordinary wear and tear and casualties beyond CLIENT's control alone excepted, and CLIENT shall return the premises and the equipment on the premises at the expiration or termination of this lease in good order and condition, excepting only ordinary wear and tear and casualties beyond CLIENT's control.

8. ALTERATIONS

CLIENT shall have the right and privilege to make, at CLIENT's expense, ordinary repairs and alterations to the interior of the premises; provided, however, no alterations or changes of a structural nature shall be made without prior written consent of UNIVERSITY.

9. JANITORIAL SERVICES

Housekeeping and all other normal janitorial services shall be provided by UNIVERSITY. UNIVERSITY shall have the right during the course of the initial lease term and any renewal period to impose a nominal fee for janitorial services. CLIENT shall be given thirty (30) days written notice by the UNIVERSITY prior to imposition of the fee.

10. FIXTURES

All trade fixtures not integral to the building installed by CLIENT or acquired by CLIENT independently of this agreement shall remain CLIENT's property and may be removed by CLIENT at the expiration of this agreement, including any equipment purchased by CLIENT; provided, however, CLIENT shall restore the premises and repair any damage thereto caused by such removal. Fixtures not integral to the building installed by UNIVERSITY for which UNIVERSITY receives reimbursement from CLIENT shall remain the property of CLIENT. Fixtures integral to the building are not removable unless UNIVERSITY agrees.

11. UNTENANTABILITY

Should the premises, or any part thereof, be rendered unfit for occupancy for the purposes for which they are hereby let, by reason of fire, windstorm, or other act of nature or unavoidable casualty, the rental hereinabove stipulated to be paid by the CLIENT, or such proportion thereof as is related to that portion of the improvements on the premises rendered untenantable by reason of such damage, shall be remitted and abated by UNIVERSITY while the same remains unfit for occupancy and until the premises involved shall have been repaired or returned to tenantable condition. Upon the occurrence of any such casualty which results in major physical damage to the premises and seriously impairs the operations of CLIENT then the tenancy may be terminated by CLIENT. If casualty damage is so extensive that UNIVERSITY determines it is not in its best interest to repair or rebuild the premises then the UNIVERSITY may terminate the tenancy. UNIVERSITY shall in no way be liable or responsible for any damage to any property of the CLIENT in or about the premises by reason of flood, water, fire, windstorm or other casualty or act of nature or by reason of theft or vandalism.

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12. CONDUCT OF BUSINESS AND USES

The premises are leased to CLIENT for the purpose of conducting projects related to business development and research, and CLIENT covenants and agrees with and unto UNIVERSITY that the premises will be used for such purposes and those related to them and no other except with the prior written consent of UNIVERSITY.

CLIENT's continued tenancy is contingent upon reasonable progress toward business goals and growth projections consistent with the intent of UAMS BIOVENTURES program. Upon reasonable notice and at reasonable times convenient to CLIENT, CLIENT shall make the premises available to UNIVERSITY faculty and students and others approved by CLIENT or UNIVERSITY to tour the facilities and observe activities conducted therein. Such access to the premises may be subject to limited restriction upon a showing by CLIENT of the need for confidentiality of certain proprietary information and visitors to the premises may be required to sign nondisclosure statements before access to premises is permitted. CLIENT agrees to permit UNIVERSITY officials or faculty designated by the Vice Chancellor for Research to review the operations and procedures of the business, not to exceed two reviews per year. Said review will include number of persons employed, progress towards goals, disclosure of inventions, patents, or other intellectual property, financial success, and employment opportunities. Such review will not include personal and confidential information regarding any owner, employee, contractor, or subcontractor of the CLIENT such as salary or other form of compensation, benefits provided, personnel file, and such related information. If reasonable progress is not made towards meeting goals, then UNIVERSITY may terminate tenancy upon ninety (90) days written notice. In making this decision, UNIVERSITY shall take into account the normal course of such activities conducted by similarly situated businesses developing similar products and services and shall take into account the efforts of CLIENT as described in any reports provided to UNIVERSITY by CLIENT. UNIVERSITY agrees that an extension of time may be given for up to an additional ninety (90) days if UNIVERSITY determines that immediate economic harm will occur to the CLIENT if this lease is terminated at the end of the initial ninety (90) day notice period.

13. NONDISCLOSURE OF INFORMATION

CLIENT may designate certain information as proprietary and not subject to review. In the event the proprietary information is so restrictive as to inhibit the UNIVERSITY's ability to assess the CLIENT’s progress, UNIVERSITY may terminate this lease upon ninety (90) days written notice. UNIVERSITY agrees that information obtained by the review is to be used for internal purposes, or for reporting purposes to any sponsoring agencies, and will not be disclosed without written consent of the CLIENT except pursuant to court order or determination by the Attorney General of the State of Arkansas that the information is subject to the State Freedom of Information Act. UNIVERSITY shall not disclose any proprietary information or any part thereof to any other person, firm, or corporation, and shall, further, restrict circulation of the information within its own organization except to the extent necessary to fulfill the purposes of this lease. Upon request, however, CLIENT shall release UNIVERSITY from the confidentiality obligations of this section to the extent that any of the proprietary information (a) is or becomes part of the public domain, (b) was known to UNIVERSITY prior to the disclosure by CLIENT, (c) is subsequently rightfully received by UNIVERSITY from a third party, (d) is independently developed by the UNIVERSITY other than through knowledge or use of the CLIENT’s proprietary information, or (e) disclosed pursuant to court order or determination by the Attorney General of the State of Arkansas that the information is subject to the State Freedom of Information Act.

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14. PATENT RIGHTS

UNIVERSITY does not have and shall not claim any rights of any nature whatsoever to inventions, patents, or other intellectual property developed by CLIENT under this lease; provided that, UNIVERSITY may reserve rights or, as its sole option, negotiate in good faith with CLIENT for rights to such inventions, patents or other intellectual property if such developments are created, conceived, and/or reduced to practice through the significant or substantial assistance of UNIVERSITY funds, faculty or staff, or UNIVERSITY laboratories or equipment. If the UNIVERSITY does not furnish notice of intent to reserve rights to inventions, patents or other intellectual property developed by CLIENT under this lease or fails to initiate negotiations for such rights within ninety (90) days after disclosure to the UNIVERSITY, the rights to the inventions, patents or other intellectual property remain solely with the CLIENT.

15. FIRE AND INSURANCE

CLIENT covenants and agrees that CLIENT will not do or permit to be done anything in, upon or about the leased premises that increases the hazard of fire beyond that which exists by reason of the uses and occupancy of the premises for the purposes mentioned. CLIENT agrees to pay to UNIVERSITY, on demand, any increases in fire insurance premiums on the improvements and buildings which the UNIVERSITY may be required to pay by reason of any other use by the CLIENT of the premises in excess of a normal increase. CLIENT will not do or permit to be done anything within CLIENT’s control which would make the premises, or the improvements thereon, uninsurable in whole or in part. CLIENT agrees that CLIENT will not commit waste nor permit waste to be committed or done upon the premises.

16. SIGNS

UNIVERSITY may install any sign or directions to be displayed on any part of the outside of the demised premises or on or about the premises. No sign, picture, advertisement or notice shall be posted or otherwise displayed on any part of exterior of the demised premises or on or about the premises, without express written consent of UNIVERSITY.

17. INDEMNITY AGAINST DAMAGE OR INJURY

CLIENT agrees to defend, indemnify and hold harmless the UNIVERSITY against any claim, expense, loss or liability as a result of any breach by CLIENT, CLIENT's agents, servants, employees, customers, visitors or licensees of any covenant or condition of this agreement, or as a result of CLIENT's use or occupancy of the premises, or as a result of the carelessness, negligence, or improper conduct of CLIENT, CLIENT's agents, servants, employees, customers, visitors or licensees. CLIENT agrees to keep and maintain at all times during the term hereof, in full force and effect, with a company or companies acceptable to the UNIVERSITY, insurance against third party liability thereon of not less than $500,000 per person, $1,000,000 per accident and $50,000 coverage for property damage, and UNIVERSITY shall be named insured in such policies. CLIENT shall name the UNIVERSITY as an additional insured in such policies and a Certificate of Insurance shall be provided to the UNIVERSITY as evidence of coverage. Each policy shall contain a provision that the policy will not be cancelled or allowed to expire until at least 30 days prior written notice has been given to the UNIVERSITY.

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18. DEFAULT

CLIENT shall be in default under the provisions of this lease agreement upon the happening of the following events or conditions and, in the case of the events and conditions set forth in subparagraph (a) and (b), the failure to cure same within thirty (30) days after notification by UNIVERSITY to CLIENT of such default:

(a) Failure to pay the rental provided herein at the time, in the amount and in the manner set forth or within ten (10) days after the date the same became due;

(b) Failure to keep or perform any of the covenants on the part of the CLIENT herein to be kept or performed;

(c) Should the CLIENT become insolvent, or become bankrupt, either voluntary or involuntary, or make any assignment for the benefit of creditors, or if a receiver be appointed for the benefit of CLIENT's creditors or if a receiver be appointed for CLIENT to take charge of and manage CLIENT's affairs.

19. REMEDIES IN THE EVENT OF DEFAULT

In the event of a default by CLIENT during the term hereof, UNIVERSITY may, at UNIVERSITY's option, declare this lease thereupon terminated, and UNIVERSITY shall have the right to enter upon and take possession of the premises, within ten (10) days notice, and to evict and expel CLIENT and any or all of CLIENT's property, belongings and effects therefrom, without legal process and thereby being guilty of any manner of trespass either at law or in equity which remedy is in addition to any other remedies of UNIVERSITY either at law or in equity, including, without limitation, the collection of delinquent rents, possession of the premises, damages for breach of this agreement by CLIENT, or otherwise. No delay in or failure to exercise any of the options herein granted to UNIVERSITY by reason of default in or failure shall be a waiver of UNIVERSITY's right to exercise its remedies by reason of the same or similar default at any later occasion.

20. ASSIGNMENT AND SUBLETTING

CLIENT shall not assign this lease, nor sublet the premises or any part thereof, without the prior consent in writing of UNIVERSITY.

21. SURRENDER OF POSSESSION

At the end of the term of this agreement, including the term extended by the exercise of any option of CLIENT, or upon earlier termination by UNIVERSITY in accordance with the options herein reserved, CLIENT agrees to surrender possession of the premises without demand. Should CLIENT fail to do so, CLIENT shall be responsible in addition to the damages generally recoverable by UNIVERSITY by reason of any breach by CLIENT, for all damages UNIVERSITY may sustain, including claims made by any succeeding CLIENT against UNIVERSITY which are founded upon delay of failure in delivering possession of the premises to such succeeding CLIENT. CLIENT hereby waives any and all notice to which CLIENT may otherwise be entitled under the laws of the State of Arkansas as a prerequisite to a suit against CLIENT for the unlawful detention of the premises.

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22. BINDING EFFECT

This agreement shall inure to benefit of and be binding upon the parties hereto, their respective successors and assigns, except as expressly limited otherwise herein.

23. TIME OF THE ESSENCE

The time of making of the payments and of the keeping of the covenants and furnishings of notices herein are of the essence of this agreement, and the parties hereto so agree.

24. PAYMENTS, NOTICES AND OTHER COMMUNICATIONS

Any payment, notice or other communication called for or permitted under the terms hereof shall be sufficiently made or given on the date of mailing if sent to such Party by certified first class mail, postage prepaid, addressed to it at its address below or as it shall designate by written notice given to the other Party:

CLIENT:	Signal Genetics, Inc.
5740 Fleet Street.
Carlsbad, CA 92008

UNIVERSITY:	Notices or other communications:
UAMS BioVentures
University of Arkansas for Medical Sciences
4301 West Markham Street, #831
Little Rock, Arkansas 72205

UNIVERSITY:	Payments:
University of Arkansas for Medical Sciences
Treasurer’s Office
4301 West Markham Street, #560
Little Rock, AR 72205

(Checks to be made out to UAMS and referenced as BioVentures rent)

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25. MISCELLANEOUS

The following miscellaneous provisions shall apply to this lease:

(a) This agreement is entered into in the State of Arkansas and is governed by the laws of the State of Arkansas.

(b) CLIENT shall have a separate entrance to the premises and will be given keys for access to such entrance. CLIENT will exercise reasonable care in controlling the persons to whom keys are given for access to the premises, and will return all keys at the expiration or termination of this agreement. For security purposes of the UNIVERSITY, access to its several facilities from the premises shall be limited according to the door and lock schedule maintained by the UNIVERSITY after normal business hours.

(c) UNIVERSITY shall provide Internet access to CLIENT upon the condition that CLIENT agrees to abide by the UNIVERSITY’s Confidentiality Policy and computer use-policies and that CLIENT employees sign a Confidentiality Agreement with the UNIVERSITY pursuant to such policies.

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed by their duly authorized representatives, and is effective on the date of the last required signature.

Signal Genetics, Inc.		Board of Trustees of the University of Arkansas acting for and on behalf of the University of Arkansas for Medical Sciences

By:	/s/ Samuel D. Riccitelli	By:	/s/ Teresa Shaddock

Date:	February 25, 2016	Date:	February 26, 2016

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APPENDIX A

TAG #	DESCRIPTION	SERIAL #	BLDG/ROOM
275058	Upright Refrigerator	W16N202237WN	BioV/G13
275061	Centrifuge, Sorvall Legend	40315709	BioV/G19
758308	Fisher Microscrope	F0303-0521-0013	BioV/G19
275062	Hood ClassII	78861	BioV/G19
275066	Hood ClassII	78863	BioV/G17

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